Exhibit 4.2

ViewSonic Corporation 1999 Stock Plan

1.                                      Purpose.  The purpose of the ViewSonic Corporation 1999 Stock Plan (“Plan”) is to promote the interests of ViewSonic Corporation, a Delaware corporation (“Company”) and its stockholders by enabling the Company to offer an opportunity to acquire an equity interest in the Company so as to better attract, retain, and reward employees, directors, and other persons providing services to the Company (e.g., as consultants, advisors, and other independent contractors) and, accordingly, to strengthen the mutuality of interests between those persons and the Company’s stockholders by providing those persons with a proprietary interest in pursuing the Company’s long-term growth and financial success.

2.                                      Definitions.  For purposes of this Plan, the following terms shall have the meanings set forth below.

(a)                                  “Board” means the Board of Directors of ViewSonic Corporation.

(b)                                 “Code” means the Internal Revenue Code of 1986.  Reference to any specific section of the Code shall be deemed to be a reference to any successor provision.

(c)                                  “Committee” means the administrative committee of this Plan that is provided in Section 3 of this Plan.

(d)                                 “Common Stock” means the common stock of the Company or any security issued in substitution, exchange, or in lieu thereof.

(e)                                  “Company” means ViewSonic Corporation, a Delaware corporation, or any successor corporation.  Except where the context indicates otherwise, the term “Company” shall include its Parent and Subsidiaries.

(f)                                    “Disabled” means permanent and total disability, as defined in Code Section 22(e)(3).

(g)                                 “Exchange Act” means the Securities Exchange Act of 1934.

(h)                                 “Fair Market Value” of Common Stock for any day shall be determined in accordance with the following rules.

(i)                                     If the Common Stock is admitted to trading or listed on a national securities exchange, the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the last reported bid and ask prices on that day regular way, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed.

(ii)                                  If not listed or admitted to trading on any national securities exchange, the last sale price regular way on that day reported on the Nasdaq National Market (“Nasdaq National Market”) of the Nasdaq Stock Market (“NSM”), or if no such reported sale takes place on that day, the average of the closing bid and ask prices regular way on that day.

(iii)                               If not traded or listed on a national securities exchange or included in the Nasdaq National Market, the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the closing bid and ask prices regular way on that day reported by the NSM, or any comparable system on that day.

(iv)                              If the Common Stock is not included in (i), (ii) or (iii) above, the last reported sale price on that day regular way, or if no such reported sale takes place on that day, the average of the closing bid and ask prices regular way on that day as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected from time to time by the Company for that purpose.

If the national securities exchange, Nasdaq National Market, NSM, or NASD, whichever is applicable, are closed on such date, the “Fair Market Value” shall be determined as of the last preceding day on which the Common Stock was traded or for which bid and ask prices are available.  If the Common Stock is not publicly traded, its Fair Market Value shall be determined by the Board of Directors.  In the case of an Incentive Stock Option, “Fair Market Value” shall be determined without reference to any restriction other than one that, by its terms, will never lapse.

(i)                                     “Incentive Stock Option” means an option to purchase Common Stock that is intended to be an incentive stock option under Section 422 of the Code.

(j)                                     “Insider” means a person who is subject to Section 16 of the Exchange Act.

(k)                                  “Non-Qualified Stock Option” means any option to purchase Common Stock that is not an Incentive Stock Option.

(l)                                     “Option” means an Incentive Stock Option or a Non-Qualified Stock Option.

(m)                               “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(e).

(n)                                 “Participant” means a person who has been granted an Option or Restricted Stock.

(o)                                 “Plan” means this ViewSonic Corporation 1999 Stock Plan, as it may be amended from time to time.

(p)                                 “Restricted Stock” means shares of Common Stock issued under Section 9 of this Plan that are subject to restrictions on ownership.

(q)                                 “Rule 16b-3” means Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act.

(r)                                    “Severance” means, with respect to a Participant, the termination of the Participant’s provision of services to the Company as an employee, director, or independent contractor, whether by reason of death, disability, or any other reason.

(i)                                     For purposes of determining the exercisability of an Incentive Stock Option, a Participant who is on a leave of absence that exceeds ninety (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless the Participant’s rights to reemployment are guaranteed by statute or contract.

(ii)                                  A Participant will not be considered to have incurred a Severance because of a transfer of employment between the Company, Subsidiary, or Parent.

(s)                                  “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Code Section 424(f).

(t)                                    “Substitute Options” shall mean options that are issued to the individuals (or entities) who had performed services for an entity that is acquired by the Company in substitution of stock options previously granted to those individuals (or entities) in connection with their performance of services for the acquired entity.

(u)                                 “Ten Percent Stockholder” means any person who owns (after taking into account the constructive ownership rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of ViewSonic Corporation or of any of its Parents or Subsidiaries.

3.                                      Administration.

(a)                                  This Plan shall be administered by a Committee appointed by the Board.  The Board may remove members from, or add members to, the Committee at any time.  To the extent possible and advisable, the Committee shall be composed of individuals who satisfy the requirements of Rule 16b-3 and of Code Section 162(m).

(b)                                 The Committee may conduct its meetings in person or by telephone.  A majority of the members of the Committee shall constitute a quorum, and any action shall constitute the action of the Committee if it is authorized by:

(i)                                     A majority of the members present at any meeting; or

(ii)                                  All of the members in writing without a meeting.

(c)                                  The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan.  All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties.

(d)                                 Subject to the limitations of Sections 12 and 18 of this Plan, the Committee is expressly authorized to make such modifications to this Plan and to grants of Restricted Stock and Options under this Plan, as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and of the Plan.

(e)                                  The Committee may delegate its responsibilities to others under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to the granting of Options to Insiders.  However, if the grant to an Insider would not be exempt under Rule 16b-3 if made by the Committee, such grant may be made by the Board.  On the other hand, if the grant of an Option to a Participant who is subject to Code Section 162(m) is not made by a committee composed exclusively of “Outside Directors” (as that term is defined in Section 162(m) of the Code), then the compensation (if any) that the Participant recognizes as a result of the exercise of that Option will be subject to the million dollar compensation deduction limitation of Code Section 162(m).

4.                                      Duration of Plan.

(a)                                  This Plan shall be effective as of April 21, 1999, the date of its adoption by the Board, provided this Plan is approved by the holders of a majority of the Company’s shares of voting stock, in accordance with the provisions of Code Section 422, within twelve (12) months before or after its adoption by the Board.  If the Plan is not approved by the stockholders within that time period, the Plan and all Options issued under the Plan will terminate.  The approval by the stockholders must relate to:

(i)                                     The class of individuals who are entitled to receive Incentive Stock Options; and

(ii)                                  The maximum number of shares of Common Stock that may be issued under the Plan, except as adjusted pursuant to Section 16 of this Plan.

If either of those items is changed, the approval of the stockholders must again be obtained.

(b)                                 In the event that this Plan is not so approved, this Plan shall terminate and any Options previously granted under this Plan shall be void.

(c)                                  This Plan shall terminate on April 20, 2009, except with respect to Options then outstanding.

5.                                      Number of Shares.

(a)                                  The maximum number of shares of Common Stock which may be issued pursuant to this Plan shall be 43.2 million and the maximum number of shares that may be issued to a single Participant is 4.32 million.  These numbers may be adjusted as set forth in Section 16 of this Plan.  For purposes of determining the maximum number of shares that may be issued to a single Participant, (i) shares subject to a terminated Option shall be considered outstanding and (ii) the repricing of an Option shall be treated as the grant of a new Option.

(b)                                 Upon the expiration or termination of an Option which shall not have been exercised in full, the shares of Common Stock remaining unissued under the Option shall again become available for use under the Plan.

(c)                                  Upon the forfeiture of shares of Restricted Stock, the forfeited shares of Common Stock shall again become available for use under the Plan.

(d)                                 In the event a Participant pays part or all of the exercise price of an Option by surrendering shares of Common Stock that the Participant had previously acquired, only the number of shares issuable to the Participant in excess of those surrendered shall be taken into account for purposes of determining the maximum number of shares that may be issued under the Plan, both to that Participant and to all Participants.

6.                                      Eligibility.

(a)                                  Persons eligible to receive grants of Non-Qualified Stock Options and/or Restricted Stock under this Plan shall consist of employees, directors, and other persons providing services to the Company (e.g., consultants, advisors, and other independent contractors).  However, Incentive Stock Options may only be granted to employees.

(b)                                 The Committee may issue Substitute Options upon such terms and conditions as the Committee shall determine, taking into account the limitations of Code Section 424(a) in the case of a Substitute Option that is intended to be an Incentive Stock Option.

7.                                      Form of Options.  Options shall be granted under this Plan in such amounts, at such times, to such persons, on such terms and in such form as the Committee may approve, which shall not be inconsistent with the provisions of this Plan, but which need not be identical from grant to grant.

(a)                                  The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option.  However, except in the case of Substitute Options, the exercise price of an Incentive Stock Option, determined on the date of the grant, shall be no less than:

(i)                                     One hundred ten percent (110%) of the Fair Market Value of the Common Stock in the case of a Ten Percent Stockholder; or

(ii)                                  One hundred percent (100%) of the Fair Market Value of the Common Stock in the case of any other employee.

(b)                                 The exercise price of Stock Options that are intended to qualify for the exemption from Code Section 162(m) shall be at least equal to the Fair Market Value on the date of grant.

8.                                      Exercise of Options.

(a)                                  An Option shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in the Option.  However, no Option shall be exercisable prior to the date this Plan is approved by the Company’s stockholders, as required by Section 4 of this Plan.  Also, the Participant may exercise an Option following Severance only to the extent that the Option could have been exercised on the date of Severance.  Thus, no events (including the passage of time) that occur following Severance will increase the vested portion of the Option.

(b)                                 Except in the case of Substitute Options, the aggregate Fair Market Value (determined as of the date of grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000) or such other limit as may be required by Code Section 422.  To the extent that a Participant’s Options exceed that limit, they will be treated as Non-Qualified Stock Options (but all of the other provisions of the Option shall remain applicable), with the first Options that were granted to the Participant to be treated as Incentive Stock Options.

(c)                                  Options shall only be exercisable for whole numbers of shares.

(d)                                 Options are exercised by payment of the full amount of the purchase price to the Company as follows:

(i)                                     The payment shall be in cash or such other form or forms of consideration as the Committee shall deem acceptable, such as the surrender of outstanding shares of Common Stock owned by the Participant for the minimum period of time necessary to avoid adverse accounting treatment (if applicable).

(ii)                                  If the payment is made by means of the surrender of shares of Restricted Stock, a number of shares issued upon the exercise of the Option equal to the number of shares of Restricted Stock surrendered shall be subject to the same restrictions as the Restricted Stock that was surrendered.

(iii)                               After giving due consideration to the consequences under Rule 16b-3 and under the Code, the Committee may also authorize the exercise of Options by the delivery to the Company or its designated agent of an irrevocable written notice of exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the shares of Common Stock and to deliver the sale or margin loan proceeds directly to the Company to pay all or a portion of the exercise price of the Option.

9.                                      Restricted Stock.

(a)                                  The Committee may issue grants of Restricted Stock upon such terms and conditions as it may deem appropriate, which need not be the same for each such grant.  In particular, the Committee may require that the Participant deliver a stock power to the Company relating to the Restricted Stock that is endorsed in blank, to be used if the Participant fails to earn a vested right to the Restricted Stock.

(b)                                 Restricted Stock may be sold to Participants, or it may be issued to Participants without the receipt of any consideration.  However, if the Restricted Stock is sold at less than its Fair Market Value, it will not qualify for the exemption from the million dollar compensation deduction limitation of Code Section 162(m).

(c)                                  A Participant shall not have a vested right to the shares subject to the grant of Restricted Stock until the satisfaction of the vesting requirements specified in the grant.

(d)                                 A Participant who receives a grant of Restricted Stock may elect, pursuant to Code Section 83(b), to have income recognized and measured at the date of the grant and to have the applicable capital gain holding period commence as of that date.

(e)                                  The Participant may not assign or alienate the Participant’s interest in the shares of Restricted Stock prior to vesting.  Otherwise, the Participant shall have all of the rights of a stockholder of the Company with respect to the Restricted Stock, including the right to vote the shares and to receive any dividends.

(f)                                    The following rules apply with respect to events that occur prior to the date on which the Participant obtains a vested right to the Restricted Stock.

(i)                                     Stock dividends, shares resulting from stock splits, etc. that are issued with respect to the shares covered by a grant of Restricted Stock shall be treated as additional shares received under the grant of Restricted Stock.

(ii)                                  Cash dividends constitute taxable compensation to the Participant that is deductible by the Company.

10.                               California Law.  The following provisions of this Section 10 only apply to the extent that it is necessary to comply with California General Corporation Law Section 25102(o), which also requires compliance with SEC Rule 701 (see Section 11 of this Plan).

(a)                                  The Plan must be approved by shareholders within twelve (12) months after its adoption.

(b)                                 The exercise price of an Option granted to a Ten Percent Shareholder shall be at least one hundred ten percent (110%) of the Fair Market Value of the Stock on the date of the grant, and at least eighty-five percent (85%) in all other cases.

(c)                                  The purchase price of Restricted Stock issued to a Ten Percent Shareholder shall be at least one hundred percent (100%) of the Fair Market Value of the Stock on the date of the grant, and at least eighty-five percent (85%) in all other cases.

(d)                                 Except with respect to grants to officers, directors, and consultants, the vesting of each Option shall be at least twenty percent (20%) per year after the date of the grant.

(e)                                  Unless the Participant’s employment is terminated for cause, a Participant shall be entitled to exercise an Option following termination of employment (that was exercisable at that time) for the time period specified below:

(i)                                     Six (6) months in the case of termination caused by death or disability; and

(ii)                                  Thirty (30) days in all other cases.

However, in no event shall an Option be exercisable after the expiration of its term.

(f)                                    The Company shall provide a copy of its financial statements to each Participant no less frequently than annually.  This requirement does not apply to key employees whose duties for the Company assure them access to equivalent information.

(g)                                 The maximum number of shares that may be issued under the Plan will not exceed thirty percent (30%) of the outstanding shares of the Company or such other limitation as may apply under Section 260.140.45 of Title 10, Chapter 3 of the California Code of Regulations.

(h)                                 To the extent specified in the Option Agreement, the Company and/or its other shareholders shall have the right to purchase any or all of the shares of Common Stock acquired by the Participant upon the exercise of an Option.  However, except with respect to grants to officers, directors, and consultants, the repurchase right must satisfy the conditions of either Subparagraph (i) or (ii) below.

(i)                                     The requirements of this Subparagraph (i) are:

(A)                              The repurchase price is not less than the Fair Market Value on the date of Participant’s Severance;

(B)                                The Company’s right to repurchase the shares must be exercised within ninety (90) days of the Participant’s Severance (or the date of the exercise of the Option, if later);

(C)                                The Company must pay the purchase price in cash or cancellation of the purchase money indebtedness for the shares; and

(D)                               The Company’s purchase right terminates if and when its Common Stock becomes publicly traded.

(ii)                                  The requirements of this Subparagraph (ii) are:

(A)                              The repurchase price is the exercise price;

(B)                                The Company’s right to repurchase at the original purchase price lapses at the rate of at least twenty percent (20%) per year over five (5) years from the date the Option was granted;

(C)                                The repurchase right must be exercised within ninety (90) days of the Participant’s Severance (or the date of the exercise of the Option, if later); and

(D)                               The purchase price must be paid in the form of cash or

cancellation of the purchase money indebtedness for the shares.

(i)                                     The Company must file the notice of transaction and pay the filing fee computed under Section 25608(y) of the California General Corporation Law within thirty (30) days after the initial issuance of any security under the Plan.

11.                               Rule 701.  The following provisions of this Section 11 only apply to the extent that it is necessary to comply with SEC Rule 701.

(a)                                  Grants may be made to consultants and advisors only if (i) they are natural persons, (ii) they provide bona fide services to the Company, and (iii) the services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Common Stock.

(b)                                 The aggregate sales price or amount of securities sold in reliance on Rule 701 during any consecutive 12-month period must not exceed the greatest of (i) $1,000,000, (ii) fifteen percent (15%) of the total assets of the Company; or (iii) fifteen percent (15%) of the outstanding amount of the Company’s Common Stock (measured at the Company’s most recent balance sheet date).  For this purpose, the shares underlying Options are treated as sold on the date of the grant of the Option and Options are valued based on the exercise price.

(c)                                  The Company must deliver to the Participant a copy of the Plan.  If the aggregate sales price or amount of securities sold during any consecutive 12-month period exceeds $5 million, the Company must deliver to each Participant within a reasonable period of time before the date of exercise, (i) a summary of the material terms of the plan, (ii) information about the risks associated with investments in Common Stock, and (iv) financial statements required to be furnished by Part F/S of Form 1-A.

12.                               Modification of Options.

(a)                                  After due consideration of the accounting implications, the Committee may modify an existing Option, including the right to:

(i)                                     Change the exercise price;

(ii)                                  Accelerate the right to exercise it;

(iii)                               Extend or renew it; or

(iv)                              Cancel it and issue a new Option.

However, no modification may be made to an Option that would impair the rights of the

Participant holding the Option without the Participant’s consent.  The Committee may make modifications to grants of Restricted Stock under similar conditions.

(b)                                 In the event that the Board amends the terms of an Option so that it no longer qualifies as an Incentive Stock Option, the limitations imposed upon the Option under the Code and the Plan solely by virtue of its (formerly) qualifying as an Incentive Stock Option shall no longer apply, to the extent specified in the amendment.

(c)                                  Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of Code Section 424(h).

(d)                                 Whether a modification of an existing Option previously granted to an Insider will be treated as a new grant for purposes of Section 16 of the Exchange Act will be determined in accordance with Rule 16b-3.

13.                               Termination of Options.

(a)                                  Except to the extent the terms of the Option provide otherwise, each Option shall terminate on the earliest of the following dates:

(i)                                     The date that is ten (10) years from the date on which the Option is granted or five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Stockholder.

(ii)                                  The date that is one (1) year from the date of the Severance of the Participant, if the Participant was Disabled at the time of Severance.

(iii)                               The date that is one (1) year from the date of the Severance of the Participant, if the Participant’s death occurs:

(A)                              While the Participant is employed by the Company; or

(B)                                Within three (3) months following the Participant’s Severance.

(iv)                              In the case of any Severance other than one described in Subparagraphs (ii) or (iii) above, the date that is three (3) months from the date of the Participant’s Severance.

However, in no event shall an Option be exercisable after the expiration of its term.

(b)                               The Participant may exercise the Option following his or her Severance only to the extent that the Option could have been exercised on the date of the Severance.  Thus, no events (including the passage of time) that occur following Severance will increase the vested portion of the Option.

14.                               Change in Control.

(a)                                  Except as otherwise provided in the grant of an Option or of Restricted Stock (whichever is applicable), as a result of a Change in Control (i) the Option shall become fully exercisable and (ii) all restrictions on the Restricted Stock shall immediately lapse.  Any such acceleration, though, shall be contingent upon the Change in Control actually being consummated.

(b)                                 In the event of a Change in Control, each Participant:

(i)                                     Who is not tendered an option by the surviving corporation which substantially preserves the economic rights and benefits of the Options then held by the Participant; or

(ii)                                  Who does not accept any such substituted option that is so tendered;

shall have the right until seven (7) days before the effective date of the Change in Control to exercise, in whole or in part, any outstanding Option or Options that had been issued to the Participant under this Plan.

(c)                                  “Change in Control” shall mean the occurrence of any of the following:

(i)                                     Any acquisition of fifty percent (50%) or more of the outstanding shares of Common Stock of the Company;

(ii)                                  A sale or other disposition of all or substantially all of the assets of the Company; or

(iii)                               A merger or consolidation of the Company with any other entity in which the stockholders of the Company immediately preceding such merger or consolidation will not hold a majority of the outstanding capital stock or equity interests of the surviving entity (whether or not the Company is the surviving entity) immediately after such merger or consolidation.

15.                               Non-transferability of Grants.

(a)                                  During the lifetime of the Participant, Options are exercisable only by the Participant.  Options are not assignable or transferable except by will or the laws of descent and distribution.

(b)                                 Grants of Restricted Stock shall be subject to such restriction on transferability as may be imposed in the grants.

16.                               Adjustments.

(a)                                  In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, recapitalization, combination, or reclassification), there shall be an adjustment to:

(i)                                     The number and/or kind of shares covered by each outstanding Option;

(ii)                                  The maximum number and/or kind of shares that may be granted under this Plan; and

(iii)                               The exercise price per share in respect of each outstanding Option.

(b)                                 The Committee may also make such adjustments in the event of a spin-off or other distribution of Company assets to stockholders (other than normal cash dividends).

17.                               Notice of Disqualifying Disposition.  A Participant must notify the Company if the Participant disposes of stock acquired pursuant to the exercise of an Incentive Stock Option issued under the Plan prior to the expiration of the holding periods required to qualify for long-term capital gains treatment on the sale.

18.                               Amendments and Termination.  Subject to the limitations of Section 4 of this Plan, the Board may at any time amend or terminate this Plan.  However, no amendment or termination of this Plan may impair the rights of a Participant holding an Option or Restricted Stock without the Participant’s consent.

19.                               Tax Withholding.

(a)                                  The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

(b)                                 To the extent authorized by the Committee, Participants may surrender previously acquired shares of Common Stock or have shares withheld in satisfaction of the tax withholding obligations.  However, the number of shares that may be withheld for this purpose shall not exceed the minimum number needed to satisfy the applicable income tax withholding rules.

(c)                                  If Common Stock is used to satisfy the Company’s tax withholding obligations, the stock shall be valued at its Fair Market Value when the tax withholding is required to be made.

20.                               No Additional Rights.

(a)                                  Neither the adoption of this Plan nor the granting of any Option or Restricted Stock shall:

(i)                                     Affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law; or

(ii)                                  Confer upon any Participant the right to continue performing services for the Company, nor shall it interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause.

(b)                                 No Participant shall have any rights as a stockholder with respect to any shares granted to the Participant under this Plan until the date a certificate for such shares has been issued to the Participant.

21.                               Securities Law Restrictions.

(a)                                  No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws and the requirements of any stock exchange or quotation system upon which the Common Stock is listed or quoted.

(b)                                 The Committee may require certain investment (or other) representations and undertakings by the person exercising an Option or purchasing Restricted Stock in order to comply with applicable law.

(c)                                  Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable.  The Committee may cause a legend to be placed on the certificates to refer to these restrictions.

(d)                                 The inability of the Company to obtain registration, qualification, or other necessary authorization, or the unavailability of an exemption from any registration or qualification obligation deemed by the Company’s counsel to be necessary for the lawful issuance and sale of any shares of its Common Stock under this Plan shall suspend the Company’s obligation to permit the exercise of any Option or to issue any shares under this Plan and shall relieve the Company of any liability in respect of the nonissuance or sale of the shares as to which the requisite authority or exemption shall not have been obtained.

22.                               Repurchase of Shares.  To the extent specified in the Option Agreement or in the grant of Restricted Stock, the Company and/or its other stockholders shall have the right to purchase any or all of the shares of Common Stock acquired by the Participant upon the exercise of an Option or the purchase of Restricted Stock.

23.                               Indemnification.

(a)                                  To the maximum extent permitted by law, the Company shall indemnify each member of the Committee and of the Board, as well as any other employee of the Company with duties under this Plan, against expenses and liabilities (including any amount paid in settlement) reasonably incurred by the individual in connection with any claims against the individual by reason of the performance of the individual’s duties under this Plan, unless the losses are due to the individual’s gross negligence or lack of good faith.

(b)                                 The Company will have the right to select counsel and to control the prosecution or defense of the suit.

(c)                                  In the event that more than one person who is entitled to indemnification is subject to the same claim, all such persons shall be represented by a single counsel, unless such counsel advises the Company in writing that he or she cannot represent all such persons under applicable rules of professional responsibility.

(d)                                 The Company will not be required to indemnify any person for any amount incurred through any settlement unless the Company consents in writing to the settlement.

24.                               Governing Law.  This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws provisions.